Exhibit 99.2

290 Columbia Avenue E, Battle Creek, Michigan 49015

1295 Capital Avenue, N.E., Battle Creek, Michigan 49017

1 N. Bedford Road, Battle Creek, Michigan 49017

945 Euclid Avenue, Bay City (Kroger), Bay City, Michigan 48706

260 Washington Avenue, Bay City, Michigan 48708

3601 State Street, Saginaw, Michigan 48602

4850 Bay Road, Saginaw, Michigan 48604

5470 Gratiot Road, Saginaw, Michigan 48603

5500 Dixie Highway, Saginaw, Michigan 48601

7400 Bay Road, University Center (SVSU), Saginaw, Michigan 48710

BRANCH PURCHASE AGREEMENT

This Branch Purchase Agreement is made and entered into as of November 6, 2006, by and among Independent Bank, a Michigan banking corporation (“IB”), Independent Bank South Michigan, a Michigan banking corporation (“IBSM”) (IB and IBSM are collectively and individually referred to as “Buyer”) and TCF National Bank, a National Banking Association, with a regional office at 401 E. Liberty Street, Ann Arbor, Michigan 48104 (“Seller”).

PREAMBLE

Seller operates various branch locations and is willing to sell certain branch offices (the “Branches”), together with a conveyance of the fee title, assignment of the lease or license agreement, as applicable, to the real property for the Branches and the tangible personal property for the Branches, and to transfer related deposit accounts and account loans to Buyer. Buyer is willing to purchase, lease, and/or sublicense the Branches, together with the applicable fee title, lease or license to this real property, and purchase the tangible personal property and account loans, and assume the Branches’ deposits. This Agreement sets forth the terms and conditions of the transaction. The Branches are further defined in Section 1.6 below, and the particular Branches to be purchased, leased and/or sublicensed by either IB or IBSM are set forth in the attached Schedule 1.

AGREEMENT

In consideration of the mutual promises and conditions herein contained, the parties hereby agree as follows:

Article 1.  Terms and Definitions

In addition to the terms defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

Section 1.1.                                 Account.  “Account” means all savings accounts, regular and super NOW checking accounts, Jumbo Accounts, certificates of deposit, money market deposit accounts, individual retirement accounts, Keogh accounts, United States general accounts, United States Treasury Time Deposit Open Accounts, and any other deposit accounts and deposit liabilities normally associated with a financial institution and maintained at the Branches, plus interest accrued and unpaid thereon, but specifically excluding Pledged Accounts.

Section 1.2.                                 Account Loan.  “Account Loan” means any loan (plus interest accrued thereon through the Effective Time) resulting from a sum advanced to a customer on the sole security value of a Purchased Account other than a transaction account, as defined in the Federal Reserve Act and regulations, which are outstanding as of the Effective Time and includes all promissory notes and other credit agreements related to the Account Loans and copies of all material files and records associated with such loans. Account Loans also includes overdraft lines of credit on Purchased Accounts.

Section 1.3.                                 Affiliate.  “Affiliate” means any Person controlling, controlled by or under common control with another Person.

Section 1.4.                                 Agreement.  “Agreement” means this agreement, together with all of its schedules and exhibits.  Such schedules and exhibits, herein referred to as the “Schedules” and “Exhibits,” are hereby incorporated into this Agreement by reference for all purposes, including conditions precedent for the Closing and indemnification.

Section 1.5.                                 Assets.  “Assets” means all Account Loans (if any), Personal Property, and Real Property and all other necessary records related to the Account Loans, Purchased Accounts, Personal Property, and Real Property.

Section 1.6.                                 Branches.  “Branch” or “Branches” means one or more of the branch offices located at 290 Columbia Avenue E., Battle Creek, Michigan 49015; 1295 Capital Avenue N.E., Battle Creek, Michigan 49017; 1 N. Bedford Road, Battle Creek, Michigan 49017; 945 Euclid Avenue (Kroger), Bay City, Michigan 48706; 260 Washington Avenue, Bay City, Michigan 48708; 3601 State Street, Saginaw, Michigan 48602; 4850 Bay Road, Saginaw, Michigan 48604; 5470 Gratiot Road, Saginaw, Michigan 48603; 5500 Dixie Highway, Saginaw, Michigan 48601; and 7400 Bay Road, University Center, Saginaw, Michigan 48710 (“SVSU”).  The SVSU Branch is a campus student banking office, and does not currently accept cash deposits.  It is referred to as a Branch, and is included in the Branches as defined above.

Section 1.7.                                 Claims.  “Claims” means any and all pledges, liens, claims, mortgages, security interests, and encumbrances.

Section 1.8.                                 Closing.  “Closing” means the meeting at which Seller will deliver title to the Assets and Transfer the Liabilities to Buyer against payment therefor and assumption thereof, and at which the parties will exchange the documents of Transfer and assumption, and instruments, provided for in Article 7 hereof.

Section 1.9.                                 Closing Date.  “Closing Date” means March 23, 2007. This will be the date on which the Closing is consummated, subject to the satisfaction of the conditions precedent to the Closing specified in Article 7.

Section 1.10.                           Contracts.  “Contracts” means the contracts and other agreements that are set forth on Schedule 1.10.

Section 1.11.                           Damages.  “Damages” means all losses, claims, damages, costs, expenses and liabilities, joint or several, resulting from the breach of a representation, warranty, covenant, or agreement contained in this Agreement, including, but not limited, to reasonable legal, accounting and other fees and expenses incurred in connection with investigating, defending or preparing to defend any such loss, claim, damage, costs, expense, or liability.  If and to the extent a claim for indemnification under this Agreement is based upon payments to a third party, Damages shall also include interest thereon from the date the payments are made until the same have been reimbursed.  If and to the extent a claim for indemnification under this Agreement is not based upon payments to a third party, Damages shall also include interest thereon from the date on which notice of the claim is first given until the same has been reimbursed.  Such interest shall be computed at the publicly announced “Prime Rate” of interest charged by Buyer to its customers as in effect from time to time during the period for which interest is payable.  The amount of Damages in any particular case shall be reduced by the amount of any insurance proceeds received or receivable by the claimant in respect thereof.

Section 1.12.                           Effective Time.  “Effective Time” means the effective time of the Transfer of the Assets and assumption of the Liabilities to and by Buyer, which shall be the close of business on the Closing Date.

Section 1.13.                           Environmental Laws.  “Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, or which governs or protects the health, safety, or environment or may result in obligations or liability related thereto.

Section 1.14.                           Hazardous Materials.  “Hazardous Materials” means any material or substance:

a.                                       which is or becomes defined as a “hazardous substance,” “pollutant,” or “contaminant,” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.) as amended and regulations promulgated thereunder;

b.                                      containing gasoline, oil, diesel fuel or other petroleum products;

c.                                       which is defined as “hazardous waste” pursuant to the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder;

d.                                      containing polychlorinated biphenyls (PCBs);

e.                                       containing asbestos;

f.                                         which is radioactive;

g.                                      the presence of which requires investigation or remediation under any Environmental Law; or

h.                                      which is defined or identified as a “hazardous waste,” “hazardous substance,” “pollutant,” “contaminant” or “biologically Hazardous Material” under any Environmental Law.

Section 1.15.                           Jumbo Accounts.  “Jumbo Accounts” means simple interest, large denomination certificates of deposit and other Accounts, any portion of which is not insured by the Federal Deposit Insurance Corporation.

Section 1.16.                           Laws.  “Laws” means all federal, state and local laws, rules, regulations, ordinances, orders, permits, decrees, and other governmental requirements.

Section 1.17.                           Liabilities.  “Liabilities” means all Purchased Accounts (a detailed list in computerized form of the Purchased Accounts to be delivered to Buyer prior to the Closing, subject to acknowledgment by Buyer as definitive, such list being described on Schedule 1.17 to this Agreement) plus interest accrued thereon through the Effective Time.  Liabilities include the assumption by Buyer of the liquidation account, if any, relative to such Purchased Accounts under 12 C.F.R. 563b.445(b) in the event of the complete liquidation of Buyer.

Section 1.18.                           Overdrawn Accounts.  “Overdrawn Accounts” means Purchased Accounts with negative balances.

Section 1.19.                           Permitted Encumbrances.  “Permitted Encumbrances” means (i) all restrictions, conditions, reservations and easements of record, as disclosed by the title insurance commitment for the Real Property or easements that are in visible use on the Real Property, which are not objected to by Buyer; (ii) real estate taxes and assessments, both general and special, which are not yet due and payable; (iii) those matters revealed by Buyer’s survey of the property and which are not objected to by Buyer; and (iv) such other matters as Buyer may expressly approve in writing.

Section 1.20.                           Person.  “Person” means any natural person, firm, corporation, partnership, association, trust or governmental body.

Section 1.21.                           Personal Property.  “Personal Property” means the furniture, furnishings, appliances, equipment, supplies, records, documents and other tangible and intangible personal property, situated in and on the Branches and owned by Seller, as set forth on Schedule 1.21 and (i) the Cash on Hand (which shall include all teller working cash, petty cash, and vault cash, together with all cash at the ATMs listed on Schedule 1.21) as of the Effective Time, (ii) all cash due from other Persons to supplement the Cash on Hand at the Branches as of the Effective Time, and (iii) all safe deposit facilities (including customer assets and related documents), if any, at the Branches.

Section 1.22.                           Pledged Accounts.  “Pledged Accounts” means all certificates of deposit and deposit accounts as of the Effective Time that have been pledged or otherwise restricted because of a debt owed to Seller or another creditor which is not an Account Loan.  Pledged Accounts are not to be transferred to Buyer.

Section 1.23.                           Purchased Accounts.  “Purchased Accounts” means all of the Accounts at the Effective Time, including Overdrawn Accounts.  Upon the closing of an Account before the Closing Date, it shall thereafter be excluded from the Purchased Accounts.

Section 1.24.                           Real Property.  “Real Property” means Seller’s interest in the real property and all improvements thereon located at 290 Columbia Avenue E., Battle Creek, Michigan 49015; 1295 Capital Avenue N.E., Battle Creek, Michigan 49017; 1 N. Bedford Road, Battle Creek, Michigan 49017; 945 Euclid Avenue (Kroger), Bay City, Michigan 48706; 260 Washington Avenue, Bay City, Michigan 48708; 3601 State Street, Saginaw, Michigan 48602; 4850 Bay Road, Saginaw, Michigan 48604; 5470 Gratiot Road, Saginaw, Michigan 48603; 5500 Dixie Highway, Saginaw, Michigan 48601; and 7400 Bay Road, University Center (SVSU), Saginaw, Michigan 48710, together with all easements or rights of way appurtenant thereto, as further described in Schedule 1.24.  Real Property does not include off-site locations at which Seller operates automated teller machines or conducts any other activity.  Unless the context indicates otherwise, Real Property includes the interest of Seller (i) as licensee in the Real Property and improvements thereon located in the Kroger store at 945 Euclid Avenue, Bay City, Michigan; (ii) as lessee of the Branch premises on the Saginaw Valley State University campus at 7400 Bay Road, University Center, Michigan; and (iii) as lessee under an Indenture of Lease for the Branch premises at 4850 Bay Road, Saginaw, Michigan.

Section 1.25.                           Regulatory Approvals.  “Regulatory Approvals” means any certifications, authorizations, licenses, permits and other governmental approvals (or non-disapprovals where specific approval is not required) required to be obtained in connection with the Closing and the transactions contemplated by this

Agreement under any applicable law or regulation, including such required approvals from the Office of the Comptroller of the Currency (“OCC”), the Michigan Office of Financial and Insurance Services, and other bank or thrift regulatory authority.

Section 1.26.                           Seller’s Knowledge and Belief.  “Seller’s Knowledge and Belief” means actual knowledge held by any of Seller’s officers of the level of Vice President or higher and all information included in the records and documents in any such officer’s possession or control.

Section 1.27.                           Taxes.  “Taxes” means all federal, state and local income, franchise, property, payroll, sales, intangibles and other taxes and assessments and any interest or penalties thereon.

Section 1.28.                           Transfer.  “Transfer” means to sell, assign, convey, transfer and deliver.  Transfer also includes a sublicense or sublease when it is used to refer to the transfer of Seller’s interest in a license or a lease.

Article 2.  Purchase and Sale of Assets/Assumption of Liabilities

Section 2.1.                                 Sale of Assets; Assignment of Liabilities.  Subject to satisfaction or waiver of the conditions precedent set forth in Sections 7.2 and 7.3 below, Seller shall at the Closing:

a.                                       Transfer to Buyer by appropriate bill of sale, deed or other Transfer documentation all of Seller’s right, title, and interest to the Assets as of the Effective Time;

b.                                      Transfer to Buyer all Liabilities as of the Effective Time; and

c.                                       Transfer to Buyer funds in an amount equal to the outstanding amount of the Purchased Accounts (with Overdrawn Accounts netted out) as of the Effective Time plus all accrued and unpaid interest thereon as of the Effective Time, less the Purchase Price as set forth in Section 3.1 hereof, and subject to the adjustments of Section 3.3. Such funds shall be tendered no later than 10:00 a.m. on the Closing Date, but not prior to the execution of the Closing documents, in immediately available funds by wire transfer to an account and at a financial institution designated by Buyer with instructions provided prior to the Closing Date. Buyer acknowledges that Seller has made no representations or warranties concerning the suitability of the Assets for Buyer’s intended purposes. Buyer further acknowledges that any Account Loans are to be transferred to Buyer without recourse.

Section 2.2.                                 Assumption of Liabilities by Buyer.  In consideration of, and in full payment for, the Purchased Accounts to be transferred by Seller to Buyer pursuant to Section 2.1 hereof, Buyer shall, at the Closing, assume the Liabilities. Any prospective assessments made by the FDIC or any other agency with respect to Purchased Accounts after the Effective Time shall be a Liability assumed by Buyer.

Article 3.  Consideration

Section 3.1.                                 Purchase Price.  Subject to the adjustments to be made under Section 3.2, the total purchase price (the “Purchase Price”) shall be the sum of the following:

Premium:

11.5% of the average aggregate amount of the Accounts, which are expected to become the Purchased Accounts (including accrued and unpaid interest), for the ninety (90) day period ending on a day one week preceding the Closing Date, except that the premium on the Purchased

Accounts shall not be less than 90% nor more than 110% of the premium calculated at 11.5% of the average aggregate amount of the Accounts (including accrued and unpaid interest) for the month of September 2006.  For purposes of determining the Premium, Overdrawn Accounts will be treated as having a zero balance.

Loan Principal:

100% of the Account Loans (including accrued and unpaid interest) at the Effective Time;

Fixed Assets:

Real Property:  Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00);

Personal Property (excluding Cash on Hand): Five Hundred Thousand Dollars ($500,000.00);

Cash on Hand:

100% of the Cash on Hand in the Branches at the Effective Time.

Section 3.2.                                 Allocation of Purchase Price. The Parties agree that for purposes of federal, state and local tax laws, each Party shall report that the Purchase Price, as finally adjusted, as allocated in the manner set forth on Schedule 1.5 (the “Allocation”). The Allocation shall be conclusive and binding upon the Parties and each Party shall prepare IRS Forms 8594 and all other tax returns and additional filings required by the Internal Revenue Code of 1986, as amended, and any other state or local tax laws in a manner consistent with the Allocation. Each Party shall notify the other of any audit or proposed audit adjustment by any taxing authority that affects the Allocation.

Section 3.3.                                 Purchase Price Adjustments.  All Branch utility expenses, deposit insurance premiums, to the extent they inure to the benefit of Buyer (including premiums payable or previously paid in connection with the insurance of the Purchased Accounts (“FDIC Insurance”), prepaid service contracts or licenses or leases that are included within the Contracts, and other prepaid or subsequently payable expenses expressly agreed to in writing between Buyer and Seller shall be prorated on a daily basis between Buyer and Seller as of the Effective Time to the extent determinable prior to the completion of the Final Settlement Statement as described in Section 3.4, and to the extent not then determinable, within thirty (30) days of the Closing Date (or when later known) between Buyer and Seller by cash adjustments. Buyer agrees to reimburse Seller for the pro rata share of any prepaid or subsequently paid FDIC Insurance premiums applicable to the Purchased Accounts adjusted as of the Closing Date. Seller shall invoice Buyer for any adjustments to the Purchase Price described herein if such adjustments are not made by use of the settlement statements in Section 3.4, no later than sixty (60) days after the Closing Date, and Buyer shall make payment thereof within ten (10) days after receipt of the invoice. Buyer shall invoice Seller for any adjustment due hereunder no later than sixty (60) days after the Closing Date, and Seller shall make payment thereof within ten (10) days after receipt of the invoice. Real Property taxes shall be prorated in a manner consistent with that generally used in the county and city, township, or other subdivision of the county in which the Branch is located. If there is no such common method, then the proration shall be as set forth by Michigan law. Special assessments, if any, which are due and payable at the Effective Time shall be paid by Seller, except Buyer shall pay any new special assessments or special assessments payable in installments where the special assessment or installment is due and payable after the Effective Time. Seller shall pay or provide a credit for the transfer taxes and recording charges due upon the Transfer of the Real Property.

Section 3.4.                                 Preliminary and Final Settlement Statements.  Seller shall prepare a Preliminary Settlement Statement based on information available as of one week prior to the Closing, which shall be delivered to Buyer prior to the Closing.  The Closing shall be conducted using this Preliminary Settlement Statement, which the parties shall agree upon consistent with the terms of this Agreement as a part of the Closing documents.  Seller will then, within seven (7) days after the Closing, prepare, execute, and deliver to Buyer the Final Settlement Statement which will adjust the Preliminary Closing Statement based on information then available through the Effective Time.  Buyer shall, subject to its review and approval, consistent with the terms of this Agreement, execute the Final Settlement Statement.  The parties shall make an appropriate payment based on the adjusted amount due as agreed to on the Final Settlement Statement, with interest calculated on this adjusted amount at the Federal Funds Rate for the period with and including the Closing Date to, but not including, the date of payment.  The form of the Preliminary and Final Settlement Statement is attached as Schedule 3.4.

Section 3.5.                                 Overdrawn Accounts and Uncollected Items Post Closing Procedures.  Seller will pay Buyer all amounts for items posted by Seller prior to the Effective Time and that Buyer has not, in the ordinary course of business, collected on Overdrawn Accounts at the end of thirty (30) days following the Closing Date, plus interest on such amounts calculated at the Federal Funds Rate in effect thirty (30) days following the Closing Date. The items representing the sum paid by Seller hereunder, if any, for the Overdrawn Accounts and uncollected items will then be assigned to Seller.

Article 4.  Representations and Warranties of Seller

Seller hereby makes the following representations and warranties to Buyer and Seller hereby undertakes those certain obligations pertaining to Seller that are set forth in this Section 4.

Section 4.1.                                 Corporate Organization.  Seller is a national association duly organized and existing in good standing under the laws of the United States and possesses full corporate power and all necessary approvals to own and operate the Branches and to carry on its business as presently owned, operated, or conducted by it.  Seller is duly qualified to do business and is in good standing under the laws of the United States.  Seller is a member in good standing of the Federal Reserve Bank of Minneapolis and Seller’s Accounts are insured by the FDIC to the fullest extent permitted under federal law.  No proceedings for the termination or revocation of such insurance are pending, nor to Seller’s Knowledge and Belief threatened, and Seller is not currently under any cease and desist order by the OCC, FDIC, or other regulatory agency, nor to Seller’s Knowledge and Belief is any such action threatened which would preclude Seller from entering into or consummating this Agreement.

Section 4.2.                                 Corporate Authority.  Seller has full right, power and authority to Transfer the Assets and Liabilities to Buyer and to otherwise fully perform Seller’s obligations under this Agreement, subject however to (i) Seller receiving the Regulatory Approvals; and (ii) compliance by Buyer with all of its obligations under this Agreement.  Seller has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby.  Seller shall take all necessary corporate action to approve this Agreement and the transactions contemplated hereby.  Upon such action to so approve, this Agreement, and each such other document and instrument, constitute a valid and binding obligation of Seller enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other Laws relating to or affecting the enforcement of creditors’ rights [including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act] and except as courts of equity may limit certain remedies such as specific performance.

Section 4.3.                                 No Default Effected.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and the receipt of all Regulatory Approvals will not conflict with, or result in the breach of, or a default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions, or provisions of any Laws applicable to Seller or any Affiliate of Seller, or of the charter or bylaws of Seller; (ii) any agreement or other instrument to which Seller or any Affiliate of Seller is a party or is subject, or by which Seller or any Affiliate of Seller or any of their properties or Assets are bound; or (iii) any order, judgment, injunction, decree, or award of any court, arbitrator, government agency, or public official by which Seller or any Affiliate is bound.

Section 4.4.                                 Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on behalf of Seller or any Affiliate of Seller in such manner as to give rise to any valid claim by a Person against Seller for a reimbursement of expenses or a finder’s fee, brokerage commission, or other similar payment, and Seller shall pay all commissions, fees, costs and expenses, directly or indirectly due any such Person and indemnify Buyer against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

Section 4.5.                                 Litigation.  There are no actions, causes of action, claims, suits or proceedings, pending or, to the best of Seller’s knowledge, threatened, against Seller or materially affecting the Branches, or any of the Assets, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the best of Seller’s Knowledge and Belief there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Seller is a party, or by which it is bound that would materially affect the Branches, any of the Assets or Accounts, or the transactions contemplated hereby, and Seller has no knowledge of any state of facts or the occurrence of any event which would form the basis for any claim which would materially affect the Branches, any of the Assets or Accounts, or the transactions contemplated hereby.

Section 4.6.                                 Purchased Accounts.  The Purchased Accounts of Seller are insured by FDIC and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance.  The Purchased Accounts (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in compliance with all applicable Laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller’s business; and (iii) are not subject to any Claims that are superior to the rights of Persons shown on the records delivered to Buyer indicating the owners of such Accounts, other than claims against such Account owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Accounts.

Section 4.7.                                 Title to Assets.  Seller has good and marketable title to the Assets and complete and unrestricted power to Transfer the Assets to Buyer free and clear of any and all Claims, subject to (i) receipt of the Regulatory Approvals; (ii) compliance by Buyer with the conditions to the Closing; and (iii) the Permitted Encumbrances with respect to the Real Property.  To the best of Seller’s Knowledge and Belief, there are no defects in, or damage to, any Assets, reasonable wear and tear excepted, other than such as would be plainly visible upon a due diligence inspection of the Real Property and Personal Property.  The Account Loans are valid, legally binding and enforceable in accordance with the terms of the underlying instruments and are not subject to any legal or equitable defenses or to set off.  Seller has, and Buyer will have at the Effective Time, the full right of set off as to principal and interest against the Purchased Account securing any such loan.

Section 4.8.                                 Proceedings Relating to Properties.  No proceedings to take all or any part of the Real Property by condemnation or right of eminent domain are pending or, to the best of Seller’s Knowledge and Belief, threatened.  Seller’s use of the Real Property is not, and no complaints have been received by Seller that Seller is, in violation of applicable health, zoning, platting, subdivision, use, safety, energy and environmental or similar Laws, ordinances, regulations and restrictions.  To the best of Seller’s Knowledge and Belief, and except as disclosed by title insurance commitment or by survey, there is no violation of any applicable building restriction or restrictive covenant.  To the best of Seller’s Knowledge and Belief, the Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

Section 4.9.                                 Contracts and Agreements.  A true and complete copy of each contract identified in the Schedules and being assumed by Buyer has been delivered to Buyer, and each such contract has been listed on one of the Schedules and attached to this Agreement.  Each such contract is valid and enforceable according to its terms, and Seller is not in actual or, to its knowledge, alleged default thereunder and there has been no event which, with notice or the lapse of time, or both, would constitute a default under any such contract by Seller.

Section 4.10.                           Personnel.  Schedule 4.10 sets forth a true and correct list of all employees of the Branches as of the date it was prepared.  Buyer agrees to keep information pertaining to such employees in strictest confidence and to confine knowledge of such information to those of its officers and personnel who have a need to know such information in connection with the performance of their duties.  Employees may be participating in benefit plans and sales incentive plans of limited duration, and which plans Buyer will not assume.  None of the employees of the Branches is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Seller, except as follows:  Employees who are registered to sell securities products are subject to an employment agreement with TCF Investments, Inc. (f/k/a TCF Securities, Inc.)(“TCF Investments”).  Employees who are licensed to sell insurance products are subject to an employment agreement with TCF Insurance Agency, Inc. (f/k/a TCF Financial Insurance Agency Michigan, Inc.)(“TCF Agency”).  Employment agreements with TCF Investments and TCF Agency (collectively the “Employment Agreements”) contain non-solicitation provisions.  A list of the Employment Agreements is set forth on Schedule 4.10.  Seller shall cause the non-solicitation provisions of the Employment Agreements to not be enforced.  Notwithstanding the foregoing, on or before the Closing Date, all employees subject to the Employment Agreements will be required to return to Seller all non-public information in their possession concerning customers who have purchased securities or insurance products through Seller or its Affiliates and any other confidential information of Seller or Seller’s Affiliates which are not transferred to Buyer under this Agreement.  All the other provisions of the Employment Agreements will remain in full force and effect.

Section 4.11.                           Compliance with Laws.  Insofar as it may affect the transactions contemplated by this Agreement, Seller is in material compliance with all Laws applicable to the operation of its business as presently conducted at the Branches, specifically including, without limitation, compliance with all interest and usury laws, laws and regulations concerning truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, civil rights, and labor and/or employment laws. Seller has received no written notice from any federal, state or governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

Section 4.12.                           Disclosure.  Seller represents that (i) each of the Schedules and Exhibits hereto is a true and complete list of the specific information to be set forth thereon; and (ii) no representation or warranty by Seller in this Agreement, nor any statement, record, exhibit, schedule, or certificate furnished or to be furnished to Buyer pursuant hereto, contains or will contain, any untrue statement of a material fact.  Any item disclosed by Seller is only deemed disclosed in connection with the specific representation to which it is explicitly referenced.

Section 4.13.                           Documents and Records.  The forms of certificates, passbooks, notes in connection with Accounts, Account Loans, individual retirement account and Keogh account trust agreements, and other agreements relating to the Purchased Accounts and Account Loans have been delivered to Buyer as set forth on Schedule 4.13.  At or before the Closing, records of all Purchased Accounts and Account Loans will be made available as set forth on Schedule 1.17.  The documents evidencing the Purchased Accounts, as maintained by Seller in hard copy or film, will likewise be provided to Buyer.

Section 4.14.                           IRS Reporting.  Seller represents that Seller has complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with the Purchased Accounts, and with all individual retirement accounts and Keogh reporting requirements.

Section 4.15.                           Environmental Matters.  There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to the best of Seller’s Knowledge and Belief, threatened which seeks to impose on Seller or any predecessor of Seller in connection with the Branches any material liability arising under any Environmental Laws, nor is there to the best of Seller’s Knowledge and Belief, any basis for any of the foregoing.  Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to the Real Property.  To the best of Seller’s Knowledge and Belief, there are no environmental conditions such as above ground or under ground storage tanks, discharges or emissions or releases of Hazardous Materials which constitute a violation of any Environmental Laws present at, on, under, or above the Real Property and that would require any remediation by Seller.  The foregoing notwithstanding, Buyer shall not rely upon Seller for any environmental due diligence, and instead shall rely upon that done by Buyer pursuant to Section 6.21.

Section 4.16.                           Employee Benefit Plans.  Certain employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are being maintained by Seller (the “Employee Benefit Plans”).  With respect thereto, to the best of Seller’s Knowledge and Belief; (i) each of the Employee Benefit Plans is being administered in all material respects in accordance with the documents and instruments governing such plan, such documents and instruments are consistent with the provisions of ERISA, and neither Seller, the Employee Benefit Plans nor the trustees or administrators of the Employee Benefit Plans has breached any fiduciary duty with respect to the Employee Benefit Plans imposed by ERISA; (ii) neither Seller, the Employee Benefit Plans nor the trustees or administrators of the Employee Benefit Plans has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B or Title I of ERISA; (iii) each of the Employee Benefit Plans which is a “pension plan” as defined in Section 3(2) of ERISA has been determined by the appropriate District Director of Internal Revenue to be “qualified” within the meaning of Section 401(a) of the Code and, to the best of Seller’s Knowledge and Belief, there are no facts which would adversely affect the qualified status of any of such plans; (iv) with respect to each of the Employee Benefit Plans, there has been material compliance with the reporting and disclosure requirements of ERISA; and (v) no representations have been made to participants or beneficiaries with respect to benefits under the Employee Benefit Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of such plans.

Section 4.17.                           Taxes.  Seller has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all Taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns or assessments received by it are delinquent.  Seller is not a party to any pending action or proceeding, nor to the best of Seller’s Knowledge and Belief is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Seller which has not been settled, resolved and fully satisfied.  Seller has paid all taxes owed by it or which it is required to withhold from amounts owing to employees, creditors, Account holders, or other third parties.  For all completed years, Seller has duly and timely sent to each Purchased Account holder a Form 1099 (or a substitute form permitted by law) relating to interest, earnings or dividends paid on such accounts for those periods. The foregoing provisions of this Section 4.17 notwithstanding, it shall not be a breach of such if Seller does have tax appeals or other issues with any taxing authority, as long as such (i) do not limit Seller’s ability to close the transaction contemplated by this Agreement, and (ii) Seller promptly honors its indemnification obligation for taxes attributable to its operation as set forth in Section 6.6 and this Section 4.17.

Article 5.  Representations and Warranties of Buyer

Buyer hereby makes the following representations and warranties to Seller, and Buyer hereby undertakes those certain obligations pertaining to Buyer that are set forth in this Section 5:

Section 5.1.                                 Corporate Organization.  Buyer is a state chartered bank, duly organized and validly existing under the laws of the State of Michigan and possesses full corporate power and all necessary approvals to own and operate its properties and to carry on its business as presently owned, operated and conducted by it.  Buyer’s accounts are insured by the FDIC to the fullest extent permitted under federal law.  No proceedings for the termination or revocation of such insurance are pending or to Buyer’s knowledge threatened, and Buyer is not currently under any cease and desist order by the Michigan Office of Financial and Insurance Services, the FDIC or other regulatory agency; nor to Buyer’s knowledge is any such action threatened which would preclude Buyer from entering into or consummating this Agreement.

Section 5.2.                                 Corporate Authority.  Buyer has full right, power and authority to acquire the Assets and assume the Liabilities from Seller and to otherwise fully perform Buyer’s obligations under this Agreement, subject however to Buyer receiving the Regulatory Approvals and performance by Seller of its obligations under this Agreement.  Buyer has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby.  Buyer has taken all necessary corporate action to approve this Agreement and the transactions contemplated hereby.  This Agreement, and each such other document and instrument, constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other Laws relating to or affecting the enforcement of creditors’ rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance.

Section 5.3.                                 No Default Effected.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all Regulatory Approvals, will not conflict with, or result in the breach of, or a default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions or provisions of any Laws applicable to Buyer or any Affiliate of Buyer, or of the charter or bylaws of Buyer; (ii) any agreement or other instrument to which Buyer or any Affiliate of Buyer is a party or is subject or by which Buyer or any Affiliate of Buyer or any of their properties or Assets are bound; or (iii) any order, judgment, injunction, decree, or award of any court, arbitrator, government agency or public official by which Buyer is bound.

Section 5.4.                                 Brokers.  Negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer with the assistance of a Person acting as Buyer’s broker.  Buyer shall pay all commissions, fees, costs and expenses directly or indirectly due any such Person acting as Buyer’s broker and indemnify Seller against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

Section 5.5.                                 Litigation.  There are no actions, causes of action, claims, suits, or proceedings, pending or, to the best of Buyer’s knowledge, threatened, against Buyer which would materially affect the transactions contemplated hereby, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Buyer is a party or by which it is bound that would affect the Branches or the transactions contemplated hereby, and Buyer has no knowledge of any state of facts or the occurrence of any event which could form the basis for any claim which would affect the Branches or the transactions contemplated hereby.

Section 5.6.                                 Compliance with Law.  Insofar as it may affect the transactions contemplated by this Agreement, Buyer is in compliance with all Laws applicable to the operation of its business.

Article 6.  Covenants

Section 6.1.                                 Indemnification by Buyer.  Buyer agrees to indemnify and hold Seller and its officers, directors, employees, and controlling Persons harmless from and against any and all Damages which may be sustained by Seller and its officers, directors, employees, and controlling Persons by reason of Buyer’s breach of any representation, warranty or covenant to Seller under this Agreement. Buyer further agrees to indemnify and hold Seller and its officers, directors, employees, and controlling Persons harmless from and against any and all Damages which may be sustained by Seller and its officers, directors, employees and controlling Persons by reason of Buyer’s actions with respect to the Branches, the Purchased Accounts, the Assets or Liabilities transferred hereunder, including, but not limited to, any claims brought by the owners of the Purchased Accounts subsequent to the Closing Date for such Damages allegedly caused by Buyer, except for Account holder claims based on Seller’s defaults. Buyer’s covenants shall not be deemed to be violated by discharge of assumed obligations in accordance with normal trade practices or by forbearing to discharge any such obligation which Buyer is disputing in good faith and for which Buyer has provided adequate reserves, provided Buyer indemnifies and holds Seller and its officers, directors, employees, and controlling Persons harmless in connection with the same as set forth above.

Section 6.2.                                 Indemnification by Seller.  Seller agrees to indemnify and hold Buyer and its officers, directors, employees, and controlling Persons harmless from and against any and all Damages which may be sustained by Buyer and its officers, directors, employees, and controlling Persons by reason of Seller’s breach of any representation, warranty or covenant to Buyer under this Agreement. Seller further agrees to indemnify and hold Buyer and its officers, directors, employees, and controlling Persons harmless from and against any and all Damages which may be sustained by Buyer and its officers, directors, employees and controlling Persons by reason of Seller’s actions with respect to the Branches, the Purchased Accounts, the Assets or Liabilities transferred hereunder, including, but not limited to, any claims brought by the owners of the Purchased Accounts subsequent to the Closing for such Damages allegedly caused by Seller, except for Account holder claims based on Buyer’s defaults. Seller’s covenants shall not be deemed to be violated by discharge of assumed obligations in accordance with normal trade practices or by forbearing to discharge any such obligation which Seller is disputing in good faith and for which Seller has provided adequate reserves, provided Seller indemnifies and holds Buyer and its officers, directors, employees, and controlling Persons harmless in connection with the same as set forth above.

Section 6.3.                                 Sale without Recourse. Buyer agrees that the sale of the Account Loans, Purchased Accounts and Personal Property provided for pursuant to this Agreement is without recourse against Seller, it being understood that this sale without recourse is not intended to and does not limit to any extent Seller’s warranties, representations, and covenants set forth in this Agreement. Nothing herein is intended to exclude such warranties and representations from being extinguished to the extent, if any, provided in Section 10.8.

Section 6.4.                                 Defense of Actions - Buyer Indemnifications.  Seller shall notify Buyer promptly of any lawsuit or claim against Seller which it has reasonable cause to believe would entitle it to indemnification hereunder.  Buyer shall be entitled to assume at its expense the defense of, and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money Damages against Seller (or the officer, director, employee, or Affiliate of Seller) may be agreed to without the consent of Seller and, as appropriate, the other Person or Persons on whom that relief is to be imposed, and no award of money Damages against Seller shall be agreed to without satisfactory prior arrangements between Buyer and Seller to assure Seller that Buyer will have sufficient funds available to respond to the award.  If Buyer promptly so elects to assume, and promptly so notifies Seller, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Seller with respect to such suit or claim and Seller shall be solely responsible for those expenses (whether incurred by Seller before or after Buyer assumes the defense of any such suit or claim).  If Buyer does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the Damages ultimately incurred or determined to have been incurred by Seller in settling or litigating the suit or claim.

Section 6.5.                                 Defense of Actions - Seller Indemnifications.  Buyer shall notify Seller promptly of any lawsuit or claim against Buyer which it has reasonable cause to believe would entitle it to indemnification hereunder.  Seller shall be entitled to assume at its expense the defense of, and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money Damages against Buyer (or the officer, director, employee, or Affiliate of Buyer) may be agreed to without the consent of Buyer and, as appropriate, the other Person or Persons on whom that relief is to be imposed, and no award of money Damages against Buyer shall be agreed to without satisfactory prior arrangements between Seller and Buyer to assure Buyer that Seller will have sufficient funds available to respond to the award.  If Seller promptly so elects to assume, and promptly so notifies Buyer, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Buyer with respect to such suit or claim and Buyer shall be solely responsible for those expenses (whether incurred by Buyer before or after Seller assumes the defense of any such suit or claim).  If Seller does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the Damages ultimately incurred or determined to have been incurred by Buyer in settling or litigating the suit or claim.

Section 6.6.                                 Sales and Transfer Taxes. Buyer and Seller agree that no sales tax is due on the Personal Property subject to this transaction because it is not in the ordinary course of business of either Buyer or Seller; however, in the event that a sales tax is imposed by a governmental authority having jurisdiction to impose such a tax, Buyer shall be responsible for the full and timely payment of same and shall indemnify and hold harmless Seller for the amount of any such taxes due, and from any expenses, fines, penalties, fees, costs or other Damages resulting from the imposition of such tax or for any failure to make timely payment thereof. Seller shall indemnify Buyer and hold Buyer harmless for the amount of any taxes attributable to its operations prior to the Closing Date, and from any expenses, fines, penalties, fees, costs or other Damages resulting from the imposition of such tax or for any failure to make timely payment thereof, provided that Buyer promptly notifies Seller of same.

Section 6.7.                                 Regulatory Filings and Approvals.  As soon as reasonably practical, but not later than December 1, 2006, Buyer and Seller shall file all applications, if any, required to obtain the Regulatory Approvals set forth on Schedule 6.7 hereof.  Buyer and Seller each agree to cooperate with the other in providing advance copies of their respective applications such that each party will be able to timely file any notices or applications required.  Buyer and Seller agree to pay the fees required of each of them in order to obtain the Regulatory Approvals.  Each party will use its best efforts to assist the other party in obtaining approval of such applications, including, but not limited to, participating in meetings and conferences as necessary to satisfy such regulatory agencies.  Schedule 6.7 identifies all Regulatory

Approvals which will be required if Buyer is to acquire and own the Assets, assume the Liabilities, and conduct the operations and business of the Branches in accordance with all applicable Laws and in accordance with the manner in which such business is currently conducted.  Buyer agrees to obtain Regulatory Approval by January 31, 2007.

Section 6.8.                                 Seller Personnel.  After the Closing, Buyer will offer employment on an “at will” basis to those employees of the Branches that properly complete Buyer’s required employment applications and satisfy all required conditions to employment imposed by Buyer generally to all its employees, including employee interviews, with base salaries to be not materially less than provided by Seller, respectively. Buyer will provide credit, for eligibility and vesting purposes only (and not benefit accruals), under its benefit plans for service by these employees with Seller and will make its regular medical coverage available to the employees no later than the day after the Closing, except that no such credit will be given with respect to retiree health insurance benefits offered by Buyer. To the extent an employee rejects Buyer’s offer of employment, Seller may offer employment at one of its other branches. Buyer will provide credit to such employees for any accrued but unused 2007 vacation days. Nothing herein contained shall be construed as an employment contract enforceable by any employee. In the event that Buyer elects not to offer employment with Buyer to those employees of the Branches or discharges an employee within one (1) year after the Closing Date other than for “cause,” Buyer shall pay severance equal to the number of full years of combined service with Seller multiplied by three (3) weeks (for officers) or two (2) weeks (for non-officers) of such employee’s base salary that was in effect as of the Closing Date, not to exceed one (1) times (for officers) or one-half (.5) times (for non-officers) the applicable employee’s 2006 base salary. Each employee shall be deemed an officer if such employee had that status with Seller as of the Closing Date or thereafter with Buyer. Buyer may condition such payment upon the receipt of an appropriate release of claims from such severed employee.

Section 6.9.                                 Bulk Sales Act Indemnity.  Seller shall promptly pay when due all its creditors in order to avoid any claim by any such creditor against Buyer or any of the Assets by virtue of the transactions contemplated hereby or any bulk transfer provisions under applicable law, if any.  Seller hereby agrees to indemnify and hold Buyer harmless from Damages arising from failure of any applicable bulk transfer law to be satisfied or from Seller’s failure to perform this covenant.

Section 6.10.                           Publicity and Press Releases.  Any press releases and public communications concerning this Agreement or the transactions contemplated hereby by either party, other than notices required by federal or state regulation, shall require the prior approval of the other party, which shall not be unreasonably withheld, and the parties shall cooperate in casting such publicity in a favorable light for both parties.

Section 6.11.                           Expenses.  Each party shall pay its own expenses in connection with the negotiation of and consummation of the transactions contemplated hereby, including each party’s applicable application fees to regulatory authorities.

Section 6.12.                           Confidentiality.  Pending the Closing, all information pertaining to Seller, its customers, employees and/or the Branches, obtained by Buyer pursuant to this Agreement either before or after its execution, which is not of public record, shall be deemed confidential information and shall not be disclosed or disseminated, directly or indirectly, to any Person (other than Buyer’s employees and advisors who need to know such information) for any reason or for any purpose whatsoever, without the express written consent of Seller.  After the Closing, Buyer shall treat such information in a manner consistent with any applicable privacy law and no less confidentially than it would any information originated by it.  To the extent there is no Closing by the Closing Date or other subsequently agreed to date for the Closing, Buyer will return to Seller all of Seller’s confidential information, including copies, whether possessed by it, its advisors, or any other Person who has received it through Buyer.  The parties further agree that Buyer and Seller will mutually determine the timing and content of notification to customers and the public of this Agreement and the transaction contemplated hereunder.  This section is in addition to and not in replacement of any confidentiality agreements previously agreed to by the parties.

Section 6.13.                           Cooperation.  The parties to this Agreement shall use their best efforts to cooperate with each other in taking such action that shall be reasonably necessary to effectuate the consummation of the transactions contemplated hereby and in every respect contained herein, including, but not limited to, promptly supplying information and data upon reasonable request prior to the Closing. From the day after the date of this Agreement until the Closing Date, Seller shall provide to Buyer and its authorized agents and representatives access during normal business hours and upon reasonable notice to the properties, operations, books, records, contracts, documents and other information relating to the Branches, subject to Buyer’s agreement that it will comply with the requirements of financial privacy laws or similar laws relating to account holders and other records; provided, however, that Buyer shall not contact any Branch employee or any employee employed by Seller at the Branch without the consent of Seller, which consent shall not be unreasonably withheld or delayed, and a representative of Seller shall have the right to be present at all meetings between Buyer and any such employee. The foregoing notwithstanding, Buyer agrees that it will conduct such reviews and contact with Seller’s personnel in a manner that does not significantly disrupt Seller’s operations and that is designed to be as efficient and time conscious as possible.

Section 6.14.                           [Reserved]

Section 6.15.                           Negative Covenants.  Except as may be required by regulatory authorities, Seller shall not, without the prior written consent of Buyer:  (a) transfer to Seller’s other branches any of the Accounts (it being understood that any Accounts not being transferred pursuant hereto are not included in such prohibition of transfer) or transfer accounts at other branches to the Branches, except upon the unsolicited request of a depositor in the ordinary course of business, or to correct any error in attributing an account to a branch; (b) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets, except in the ordinary course of business; (c) except for necessary maintenance of the Branches, if any, invest in any fixed assets or improvements to the Branches, except for improvements currently in progress; (d) enter into any contract, commitment, lease or other transaction relating to the Branches, which could be binding upon Buyer or otherwise affect the Branches after the Effective Time; (e) offer interest rates on any certificate of deposit or deposit account at the Branches in excess of those interest rates paid on similar certificate of deposit or deposit accounts at Seller’s other branches, except that Seller may match interest rates paid by other financial institutions in Bay, Saginaw, Midland, and Calhoun Counties and their adjacent counties in order to remain competitive; or (f) increase the salary or benefits of employees at the Branches, or voluntarily make any personnel changes at the Branches, unless in the ordinary course of business.

Section 6.16.                           Assistance in Obtaining Regulatory Approvals.  Seller agrees to use all reasonable efforts to assist Buyer in obtaining all Regulatory Approvals necessary to complete the transactions contemplated hereby, and Seller will provide to Buyer or to the appropriate regulatory authorities all information reasonably required of Seller to be submitted by Buyer in connection with such approvals.

Section 6.17.                           Real Estate, Title, and Surveys.  At the Closing, Seller will convey good and marketable fee simple title to the Real Property to Buyer free and clear of all Claims other than Permitted Encumbrances for the seven (7) Branches to which it holds the fee title. At least ten (10) Business Days before the Closing Date, Seller shall deliver to Buyer the final form of the deeds to which it proposes to effect the transfer of the Real Property on the Closing Date. At the Closing, Seller also will provide for the Transfer of its interest under the Indenture of Lease for the Branch at 4850 Bay Road, Saginaw, Michigan, and Buyer will assume and perform all obligations of the tenant under such lease, either by a sublease or other structure acceptable to the parties and to the extent required by the Indenture of Lease to the landlord. Seller shall, at its expense, cause to be delivered to Buyer as soon as is reasonably practicable after the date hereof (in no event more than thirty (30) days after the date hereof), a commitment for title insurance from a nationally recognized title company agreeable to Buyer and Seller (the “Title Commitment”), in an amount of $500,000 for each Branch, showing the terms and conditions under which it will insure the title and interest of Buyer in and to the Real Property for the eight (8) Branches described in this Section 6.17. The cost of the survey obtained by Buyer at its option shall be borne by Buyer, and the cost of a title insurance policy in the full amount of the Real Estate purchase price will be borne by Seller.

Unless Buyer notifies Seller of objections to any exceptions shown on the Title Commitment or of any unacceptable survey defects in writing within thirty (30) days of receipt of the later of (a) Title Commitment or (b) survey, as the case may be, all such exceptions or survey defects reflected therein shall be deemed Permitted Encumbrances. Any other provision of the Agreement notwithstanding, survey defects not reported to Seller by December 1, 2006 shall be deemed to be waived.

If the Title Commitment or survey referred to above disclose title exceptions or survey defects other than Permitted Encumbrances, Seller shall have twenty (20) days from the date of receipt of notice thereof (and the parties shall postpone the Closing Date, if necessary to enable Seller to undertake such activities) to have such exceptions or survey defects cleared, or to have the title insurer commit or insure against loss or damage that may be occasioned by such exceptions or survey defects by an endorsement in form and substance satisfactory to Buyer. If the exceptions or survey defects are not removed or endorsements over the exceptions or survey defects are not obtained, Buyer, upon notice to Seller within fifteen (15) days after the expiration of the 20-day cure period, may elect (i) to terminate this Agreement in which case this Agreement shall be null and void and the parties shall be under no obligation to proceed to the Closing; or (ii) Buyer may elect to take title notwithstanding the exceptions and such exceptions shall be deemed Permitted Encumbrances.

Section 6.18.                           Signs. Buyer shall, at its own expense, remove exterior signage and the lettering and/or fascia of all interior signs from the Branches that Seller does not elect to remove. Buyer shall be responsible for all expenses incurred in patching or repairing the surfaces surrounding the signs. Seller shall not be responsible for expenses incurred in connection with the construction or placement of any signs by Buyer at the Branches.

Section 6.19.                           Best Efforts to Satisfy Conditions.  Seller covenants and agrees that it: (a) will use its best efforts to satisfy the conditions to which the obligations of Buyer are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement including but not limited to the operational aspects of the Transfer of the Assets and the assumption of the Purchased Accounts.

Section 6.20.                           Further Assurances.  On and after the Closing Date, upon Buyer’s reasonable request, Seller shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively Transfer the Real Property, the other Assets, and the Purchased Accounts to Buyer.

Section 6.21.                           Inspection of Premises.  Prior to executing this Agreement, Buyer has inspected or caused to be inspected the physical condition of the Real Property and the Personal Property and is satisfied with its condition.  Buyer may obtain at Buyer’s expense a Phase I and, if appropriate, a Phase II environmental assessment.  Buyer shall first obtain Seller’s written consent before any test wells or other steps are taken that extend beyond visual inspection of the Real Estate and improvements thereon. Seller shall provide to the consultant(s) reasonable access to all parcels of Real Property and shall cooperate with such consultant’s reasonable requests in connection with such audits, including requests for documentation and records and for interviewing appropriate employees concerning such parcels. Any Damages caused by Buyer’s inspection shall be repaired at Buyer’s expense. Buyer agrees to indemnify Seller and hold it harmless from any liability caused by it to the Real Estate in connection with the inspections or that arises following the Closing, unless such liability was caused by Seller. Buyer, within sixty (60) days of this Agreement, shall provide Seller with a copy of any environmental reports prepared by its consultant (the “Environmental Report”). Buyer shall give Seller prompt written notice of any environmental condition which Buyer reasonably deems unacceptable. In the event that such notice is timely provided to Seller, Seller may either elect to cure such conditions to the reasonable satisfaction of Buyer or notify Buyer in writing within thirty (30) days of the receipt of such notice from Buyer of its election not to cure the same. In such event, Buyer may elect to terminate this Agreement by providing written notice thereof to Seller within ten (10) days of the receipt of Seller’s notice. Failure to deliver any notice required hereby on a timely basis shall constitute a waiver of any objections Buyer may have with respect thereto. Except as otherwise expressly provided in this Agreement, the Real Property and the Personal Property shall be transferred to Buyer in an “as is” and “where is” condition.

Article 7.  Closing

Section 7.1.                                 Closing.  The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Seller in Ann Arbor, Michigan, or at such other place as the parties may agree.

Section 7.2.                                 Conditions Precedent to Seller’s Obligation to Close.  The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Seller) of each of the following conditions at or prior to the Closing:

a.                                       The timely filing of applications by Buyer for Regulatory Approvals in accordance with the terms of this Agreement;

b.                                      Seller shall have received all required Regulatory Approvals, regardless of whether Seller or Buyer was required to apply for the same, without condition or restriction, with respect to the transactions contemplated by this Agreement and the applicable 15/30-day waiting period under Section 18(c)(6) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)(6)) and the Bank Merger Act shall have expired without objection by the applicable banking agency, the Federal Trade Commission, or the United States Justice Department;

c.                                       No action or proceeding shall have been instituted or threatened on or before the Closing Date to prohibit or restrain consummation of any of the transactions contemplated by this Agreement;

d.                                      Buyer shall have furnished the documents and satisfied the other requirements contemplated in Section 7.5, 8.15, 8.16 and 8.17;

e.                                       The representations and warranties of Buyer shall be true and correct as of the Closing Date and Buyer shall have performed all of its covenants and obligations under this Agreement; and

f.                                         Seller shall have received an opinion from Buyer’s counsel, dated as of the Closing Date, in form reasonably satisfactory to Seller and its counsel, to the effect that:

1.                                      Buyer is a state chartered bank validly existing under the laws of the State of Michigan and is qualified under Michigan laws to do business.  Buyer’s accounts are insured by the FDIC to the fullest extent permitted under federal Law, and to such counsel’s knowledge (i) no proceedings for the termination or revocation of such insurance are pending, or threatened; and (ii) Buyer is not currently under any cease and desist order;

2.                                      The execution, delivery and performance by Buyer of this Agreement and the documents executed in connection herewith have been duly authorized by all necessary corporate action, executed and delivered by, and each is a valid and binding obligation of, Buyer, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except that courts might award money Damages rather than specific performance;

3.                                      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any Law or violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of the respective articles or bylaws of Buyer, or any agreement known to such counsel to which Buyer is a party or by which it or any of its Assets may be bound or any order, judgment or decree known to such counsel to be binding upon Buyer; and

4.                                      Such counsel does not know of any litigation or other proceeding or governmental investigation pending or threatened against or relating to Buyer which might have a material adverse effect on or relating to the transactions contemplated by this Agreement.

Section 7.3.                                 Conditions Precedent to Buyer’s Obligation to Close.  The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Buyer) of each of the following conditions at or prior to the Closing:

a.                                       The timely filing of applications by Seller (if any are required) for Regulatory Approvals in accordance with the terms of this Agreement;

b.                                      Buyer shall have received all required Regulatory Approvals, regardless of whether Buyer or Seller was required to apply for the same, including the authorization to establish a branch at the locations of the Branches, without condition or restriction, with respect to the transactions contemplated by this Agreement and the applicable 15/30-day waiting period under Section 18(c)(6) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)(6)) and the Bank Merger Act shall have expired without objection by the applicable banking agency, the Federal Trade Commission, or the United States Justice Department;

c.                                       No action or proceeding shall have been instituted or threatened on or before the Closing Date to prohibit or restrain consummation of any of the transactions contemplated by this Agreement;

d.                                      Seller shall have furnished the documents and satisfied the other requirements contemplated in Section 7.4, 8.15, 8.16 and 8.17;

e.                                       The representations and warranties of Seller shall be true and correct as of the Closing Date and Seller shall have performed all of its obligations and covenants under this Agreement;

f.                                         Buyer shall have received an opinion of the counsel for Seller, dated as of the Closing Date, in form reasonably satisfactory to Buyer and its counsel, to the effect that:

1.                                      Seller is a national bank duly organized and existing in good standing under the laws of the United States and possesses full corporate power and all necessary approvals to own and operate its properties and to carry on its business as presently owned, operated and conducted by it.  Seller is duly qualified to do business and is in good standing under the laws of the United States.  Seller is a member in good standing of the Federal Reserve Bank of Minneapolis and Seller’s accounts are insured by the FDIC to the fullest extent permitted under federal law, and to such counsel’s knowledge (i) no proceedings for the termination or revocation of such insurance are pending, or threatened; and (ii) Seller is not currently under any cease and desist order;

2.                                      The execution, delivery and performance by Seller of this Agreement and each of the bills of sale, assignments and other documents and instruments of Transfer executed in connection therewith have been duly authorized by all necessary corporate action, executed and delivered by, and each is a valid and binding obligation of, Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally ~~[~~including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act~~]~~ and except that courts might award money Damages rather than specific performance;

3.                                      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any Law or violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of the respective articles or bylaws of Seller, or any agreement known to such counsel to which Seller is a party or by which it or any of its Assets may be bound or any order, judgment or decree known to such counsel to be binding upon Seller, or result in the creation of any security interest, lien, charge or encumbrance upon any of the Assets under any agreement known to such counsel to which Seller is a party, or terminate or result in the termination of any such agreement; and

4.                                      There is no litigation or other proceeding or governmental investigation pending or threatened against or relating to Seller which might have a material adverse effect on or relating to the transactions contemplated by this Agreement.

g.                                      The physical condition of the Branches and the Assets shall have remained materially the same in all respects from the date of this Agreement until the Closing Date, ordinary wear and tear excepted; and

h.                                      Seller shall have provided, on or before the Closing Date, the reports listed on Schedule 7.3(h).

Section 7.4.                                 Delivery at the Closing by Seller.  Subject to the satisfaction (unless waived in advance by Seller in writing) of the conditions precedent as set forth in Section 7.2, Seller shall deliver or cause to be delivered to Buyer at or prior to the Closing:

a.                                       All bills of sale, assignments, consents and other documents and instruments (which documents and instruments shall be reasonably satisfactory in form and substance to legal counsel for Buyer) necessary to Transfer to Buyer all Seller’s right, title and interest in and to the Assets and Liabilities and all Purchased Accounts, as more fully described in Section 2.1 hereof), free and clear of any and all Claims other than Permitted Encumbrances with respect to the Real Property;

b.                                      All other such documents, instruments of Transfer or such other papers as Buyer may reasonably request to vest in Buyer the title to the Assets or Liabilities, or to permit Buyer to succeed to the operations, properties, and business of the Branches;

c.                                       Certificates, executed by an authorized officer of Seller, dated as of the Closing Date, to the effect that all of Seller’s representations and warranties hereunder are true and correct, that all of Seller’s conditions to the Closing set forth in Section 7.2 have been satisfied, and that all required Regulatory Approvals for which Seller is required to apply (if any) have been obtained;

d.                                      Copies of all resolutions of Seller’s Board of Directors relating to this Agreement and the transactions contemplated hereby certified by the Secretary or Assistant Secretary of Seller and dated as of the Closing Date;

e.                                       All such cash as required by Section 2.1(c) hereof;

f.                                         A general warranty deed duly executed and acknowledged by Seller in recordable form conveying title in fee simple for the seven (7) Branches to be so conveyed, subject, however, to the Permitted Encumbrances, and a standard ALTA form of owner’s title insurance policy (or a binding commitment therefor) issued by a title insurance company mutually acceptable to the parties, and including an affidavit in the form prescribed by the title company for the removal of its standard printed exceptions, except that Seller shall not be obligated to execute any affidavit that is inaccurate, each dated as of the Closing Date, insuring that Buyer is the fee simple owner of the Real Property, subject only to Permitted Encumbrances, the cost of which will be paid for by Seller, and such sublease, sublicense, or other documents and instruments as shall be reasonably satisfactory in form and substance to legal counsel for Buyer necessary to transfer Seller’s interest in such Real Estate that is subject to a license and/or lease and that is a Contract;

g.                                      Actual and physical possession of the Branches;

h.                                      Originals or copies of the books and records relating to the Branches, the Assets, and the Liabilities including without limitation the reports set forth on Schedules 1.17; and

i.                                          An assignment or assignments, without recourse, of all Seller’s interest in the Account Loans in a form reasonably satisfactory to counsel for Buyer, it being understood that these assignments without recourse are not intended to and do not limit to any extent

                                                Seller’s above set out title warranties and representations as to the Account Loans up to and including the Closing.  Nothing herein is intended to exclude such warranties and representations from being extinguished in accordance with Section 10.8.

Section 7.5.                                 Delivery at the Closing by Buyer.  Subject to the satisfaction (unless waived in advance by Buyer in writing) of the conditions precedent as set forth in Section 7.3, Buyer shall deliver or cause to be delivered to Seller at or prior to the Closing:

a.                                       A written undertaking wherein Buyer will assume and agree to pay, perform and discharge the Liabilities as further provided in Sections 2.1, 2.2, and 8.2, in form and substance as set forth in the attached Schedule 7.5(a), which form and substance is deemed reasonably satisfactory to Seller and its counsel;

b.                                      Certificates, executed by an authorized officer of Buyer, dated as of the Closing Date, to the effect that all of Buyer’s representations and warranties hereunder are true and correct, that all of Buyer’s conditions to the Closing set forth in Section 7.3 have been satisfied, and that all required Regulatory Approvals for which Buyer is required to apply have been obtained;

c.                                       Copies of all resolutions of Buyer’s Board of Directors relating to this Agreement and the transactions contemplated hereby certified by the Secretary of Buyer and dated as of the Closing Date;

d.                                      Assurances and certifications, executed by an authorized officer of Buyer, reasonably satisfactory in form and substance to Seller and its counsel that all of the Purchased Accounts will be insured by the FDIC to the full extent permitted by federal law immediately after such Accounts are transferred under this Agreement; and

e.                                       Such sublease, sublicense, or other documents and instruments (as shall be reasonably satisfactory in form and substance to legal counsel for Seller) necessary for Buyer to assume Seller’s interest and undertake its obligations with respect to the Real Estate that is subject to a lease or license and that is a Contract.

Section 7.6.                                 Damage or Condemnation.  If, prior to the Closing, the Branches are materially damaged, destroyed, condemned (or threatened with condemnation), Buyer shall have the option to: (i) request that the Closing go forward as scheduled, in which case the Purchase Price determined under Section 3.1 shall be appropriately adjusted, and the insurance proceeds allocated, as agreed by the parties based on Assets being acquired by Buyer and Personal Property to be retained by Seller; or (ii) prior to the Closing terminate the Agreement and provide written notice thereof to Seller, in which case Seller shall be entitled to all insurance proceeds and the responsibilities of the parties upon termination shall be determined by Section 9.2.  If the Branches are damaged, destroyed, condemned (or threatened with condemnation), but not materially so, Buyer shall have the option to: (i) without reduction in the amount contemplated by Sections 2.1 or 3.1 hereof, purchase the Branches, in which case Seller shall pay to Buyer all casualty insurance and condemnation proceeds which have heretofore been paid (and assign to Buyer any rights which Seller then has with respect to any casualty insurance and condemnation proceeds which may thereafter be paid) to Seller by reason of such damage, destruction or condemnation; or (ii) request that the Closing be delayed until all damage has been repaired, in which case, upon request by Buyer, Seller shall immediately begin and promptly complete all required repairs, but in no case shall such delay in the Closing be longer than ten (10) days following completion of repairs.  The term “materially” means to such an extent that such event would unreasonably interfere with the conduct of business on the property for a period which extends beyond ninety (90) days following the Closing.

Article 8.  Additional Covenants and Obligations

Section 8.1.                                 Notice to Customers and Cooperation Regarding Branches’ Account Customers.  Between thirty (30) and thirty-five (35) days prior to the Closing, Seller and Buyer will notify all Account owners at the Branches (the “Depositors”) whose Accounts are to be conveyed to and assumed by Buyer of the pending transfer of the Accounts. It is anticipated that such notice will occur at such time after the date hereof as Buyer has submitted its regulatory filings contemplated hereby and Seller has received reasonable assurances from Buyer that such filings will be acted upon such that the Closing is reasonably likely to occur on a date targeted by Buyer and Seller. This notice will be sent by Buyer and shall be in a form acceptable to both parties, shall be in compliance with all federal regulations, and shall include a joint statement by Seller and Buyer encouraging Depositors to maintain their respective deposits at the applicable Branch through the Closing Date and with Buyer thereafter. The cost of such notice shall be borne by Buyer. This notice will include all notifications required by federal regulations so that there will only be one mailing to customers prior to the Closing Date. Consistent with regulatory requirements, Buyer shall, after the Closing has been consummated, provide to all holders of the Purchased Accounts a letter of notification of the transactions consummated at the Closing, which letter shall state that Buyer has assumed the Purchased Accounts and that such individual Purchased Accounts shall be added to all accounts owned by the holder at Buyer for purposes of FDIC coverage. [See FDIA § 8(q), 12 U.S.C. § 1818(q).] In addition, Buyer shall at its cost furnish each holder of a Purchased Account that has check access with MICR encoded checks, withdrawal orders and deposit tickets or deposit advices and drafts using the forms of Buyer and with the instructions to the depositor to utilize such checks, withdrawal orders and deposit tickets or deposit advices and drafts on Buyer’s forms from the Effective Time on, and thereafter to destroy any unused checks, withdrawal orders and deposit tickets or deposit advices and drafts on Seller’s forms. Further, upon renewal of the certificates of deposit which comprise a portion of the Purchased Accounts, Buyer shall substitute its certificates of deposit for those of Seller on and after the Effective Time.

At or prior to the Closing, Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items which are presented to Seller after the Closing for the Purchased Accounts, and for settlement by Seller of checks, deposits, debits, returns and other items which are presented to Buyer after the Closing on Accounts retained by Seller.  Seller shall forward items received on sold accounts to Buyer for not more than seventy-five (75) days after the Closing Date.  There shall be no charge for the services provided by a party to the other pursuant to this paragraph.

Section 8.2.                                 Contracts with Depositors and Borrowers.  Buyer will timely perform, honor, and assume all contractual deposit agreements and/or relationships between Seller and Seller’s depositors in the Branches with regard to the Account Loans and the Purchased Accounts.  All savings accounts and savings certificates of Seller purchased by Buyer shall become savings accounts and savings certificates of Buyer of the same amount, terms, rate and maturity.  All Account Loans shall become the Account Loans of Buyer of the same amount, terms, rate and maturity.  Seller will upon request provide Buyer with copies of any documentation pertaining to the Account Loans or Purchased Accounts, if such documentation was not transferred as part of the books and records.

Section 8.3.                                 1099s.  Buyer will issue Form 1099 and other required tax reports, if any, on a timely basis to all customers of the Branches for the time period from the day after the Closing to the end of the calendar year.  Seller will issue Form 1099 and other required tax reports, if any, for the period from the beginning of the calendar year up to the date of the Closing.

Section 8.4.                                 Data Processing Agreement and Hardware.  Seller will provide Buyer, at a reasonable time in advance of the Closing, all such information set forth on Schedule 1.17 and access to equipment and records as Buyer shall reasonably request in order to effectuate a conversion of the Purchased Accounts and Account Loans from Seller to Buyer as of the Effective Time.  Buyer represents that Buyer has reviewed Seller’s data processing systems, that a conversion of the Purchased Accounts on the Closing Date is feasible, and that Buyer will take all actions necessary and appropriate in order to accomplish a conversion of the Purchased Accounts and Account Loans on the Closing Date.

Section 8.5.                                 Conduct of Business; Maintenance of Properties.  From the date of this Agreement until the Closing Date, Seller covenants that, except as approved in advance by Buyer, it will:

a.                                       Carry on the business of the Branches substantially in the same manner as on the date of this Agreement, use all reasonable efforts to preserve intact its current business organization, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market of the Branches;

b.                                      Cooperate with and assist Buyer in assuring the orderly transition of the business of the Branches to Buyer from Seller;

c.                                       Maintain the Real Property and the Personal Property in its current condition, ordinary wear and tear excepted; and

d.                                      Not change its deposit rates and terms or Account Loan underwriting for customers of the Branches other than routine changes that are consistent with Seller’s Michigan pricing strategy and practices that have applied to the Branches, except that Seller may match interest rates paid by other financial institutions in Bay, Saginaw, Midland, and Calhoun Counties and adjacent counties in order to remain competitive.

Section 8.6.                                 Books and Records.  From the date hereof until the Closing Date, Seller shall provide Buyer with reasonable access to its books, records, and personnel relative to the Branches, the Assets, and the Liabilities.  Subsequent to the Closing Date, Seller agrees to cooperate with any reasonable request of Buyer for information relative to the Branches, the Assets, or the Liabilities.

Section 8.7.                                 Return of Information if No Closing.  In the event the transactions contemplated by this Agreement are not consummated for any reason, Buyer shall return to Seller all information obtained from Seller in connection with such transactions and shall not disclose any information concerning the Branches or Seller to any third party, and will thereafter comply with the provisions of Section 9.2 hereof.

Section 8.8.                                 Personnel to be Made Available.  Each party shall reasonably make available to the other party personnel for consultation during normal business hours for a period of thirty (30) calendar days after the Closing.

Section 8.9.                                 No Use of Seller’s Name by Buyer; No Partnership or Joint Venture.  Buyer agrees that after the Closing the name of Seller shall not be used in any manner in connection with the operation of the Branches or otherwise by Buyer, except as provided in Sections 8.1.  No activity of Buyer after the

Closing shall state or imply that Seller is in any way involved as a partner, joint venturer, or otherwise in the business of Buyer.  As soon as practicable (but not more than two weeks) after the Effective Time, Buyer shall erect or install new signage at the Branches which does not use the name of Seller.  Immediately after the Effective Time, Buyer shall replace all brochures, postings or other materials using Seller’s name with materials reflecting Buyer’s ownership of the Branches.

Section 8.10.                           Conduct of Buyer’s Business.  From and after the date of this Agreement until the Closing Date, Buyer agrees that it shall not engage in promotional pricing of deposits in the service area of the Branches for the purpose of transferring Seller’s customers at the Branches to Buyer prior to the Closing.

Section 8.11.                           Extensions.  Either party hereto may, by written agreement, extend the time for the performance of any of the obligations or other acts of the other party hereto.  Any term or condition of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  Any agreement on the part of a party for any such extension, modification or waiver shall be validly and sufficiently given and authorized for the purpose of this Agreement if given in writing appropriately signed in the case of Seller by Seller and delivered to Buyer and in the case of Buyer by Buyer and delivered to Seller.

Section 8.12.                           Amendment.  The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by the parties hereto.

Section 8.13.                           Limits on Solicitation by Seller.  For a period of sixty (60) consecutive months after the Closing Date, Seller shall not establish, acquire or operate any “bricks and mortar” traditional, in-store, campus or other branches or deposit production offices (“Depository Facility”) that would or could take deposits within the Michigan counties of Bay, Saginaw, Midland, or Calhoun. Any offices of Seller currently in operation shall be permitted to continue in such operation. During the period between the date of this Agreement and the Closing Date and for the period beginning on the Closing Date and ending sixty (60) consecutive months after the Closing Date, Seller shall not solicit any Persons to transfer their Accounts maintained at any Branch (“Depositors”) to any other branch office of Seller, or conduct any marketing, media or customer solicitation campaign targeted to induce Depositors or customers of Buyer to discontinue their deposit account relationship with Buyer, except as may occur as a result of (i) a solicitation of deposits or loans from or to a major statewide or multi-county depositor such as a company with more than one location or a state or other governmental agency, (ii) a solicitation of deposits through advertising or solicitations directed to the public generally (other than via mass mailings after the Closing Date in the counties of Bay, Saginaw, Midland, or Calhoun), (iii) any existing lending, deposit, trust, or other banking relationships domiciled in any of the Seller’s other branch offices or other facilities, or (iv) Seller’s operation of automated teller machines that are not sold with the Branches. Nothing in this Section 8.13 shall prohibit Seller or any affiliate of Seller from soliciting for or conducting any other line of business in the market area of any Branch, including commercial banking, consumer lending, mortgage banking, leasing, insurance, securities, or cash management services. Notwithstanding the limitations in this Section 8.13, Seller (i) may take such actions as are necessary to comply with any applicable contractual provisions or regulatory requirements; (ii) may be acquired by an institution with branches in any counties in Michigan, and (iii) may carry on Internet banking or other activities that do not require it to establish, acquire, or operate a Depository Facility. This Section 8.13 is not intended to hinder the operations or business planning of the acquiring or resulting institution following any such merger or acquisition. For this reason, this Section 8.13 shall terminate effective upon Seller being acquired by an unaffiliated entity as a part of a merger transaction. The provisions of this Section 8.13 shall not prohibit Seller, on or after the third anniversary of the Closing Date, from acquiring a financial institution with offices in the counties of Bay, Saginaw, Midland or Calhoun.

Section 8.14.                           Limits on Solicitation by Buyer.  At any time prior to the Closing, Buyer will not and will not permit any of its Affiliates to conduct any marketing, media or customer solicitation campaign intended to induce Seller’s customers whose deposits or loans are to be acquired by Buyer to discontinue their deposit or Account Loan relationship with Seller; provided, however, that nothing herein shall prevent Buyer, or its respective Affiliates, from (i) forwarding to all depositors at the Branches the notice of the transactions contemplated by this Agreement with any notice required by any governmental agency or by any law, rule or regulation or (ii) making general communications directed to the public by newspaper, radio, or television advertisements of a general nature in a manner consistent with Buyer’s marketing procedures, as long as the same are not designed to single out and target Seller’s loan customers. In addition, and at any time prior to or for a period of sixty (60) months after the Closing, Buyer agrees that it and its Affiliates will not target Seller’s loan customers for refinance activity where the targeting is based upon such borrowers being Seller’s loan customers. By way of illustration of the parties’ intent, Buyer agrees that it and its Affiliates will not establish marketing plans, pricing programs, incentives to personnel, or other strategies with the goal being to specifically target Seller’s loan customers for refinance. Buyer agrees that it will not use statement stuffers or any other advertising that uses all or part of Seller’s name or the names of its predecessor, Great Lakes National Bank Michigan or Great Lakes Bancorp. Buyer may use the list of Depositors to market any of its products to, but it will not seek to establish a list of Seller’s loan customers either from the information it obtains from Seller, including its present or former employees, or otherwise.

Section 8.15.                           Campus Branch.  Buyer agrees that it will cooperate in establishing a plan with Seller and SVSU for the conversion of the SVSU Branch (“SVSU Plan”). The SVSU Plan will be established as soon as possible and prior to Closing. The SVSU Plan will include customary landlord estoppels and will address whether Buyer will assume Seller’s lease with SVSU, or whether it will execute a replacement lease that will release Seller of its obligations under the existing lease. The SVSU Plan will address how the combined ATM and student identification cards will be converted, and will include a provision requiring either (a) that SVSU release Seller of its obligations to SVSU in recognition of Buyer’s purchase of the Branch or (b) that Buyer will indemnify Seller for its obligations under the existing lease. Any other provision of this Agreement notwithstanding, the Closing shall be contingent upon the parties establishing and carrying out those provisions of the Plan that are to take place prior to the Closing. The parties agree to establish the SVSU Plan in a writing to be signed by each of them, with such to provide that it is thereupon incorporated by reference in this Agreement as Schedule 8.15. In the event a plan satisfactory to both Seller and Buyer is not reached, then Seller shall retain the SVSU Branch and the non-compete provisions of Section 8.13 shall be inapplicable to Seller’s operation of such Branch.

Section 8.16.                           In-Store Branch.  Buyer agrees that it will cooperate in establishing a plan with Seller and Seller’s licensor for the conversion of the Kroger Branch (“Kroger Plan”). The Kroger Plan will be established as soon as possible, and prior to Closing. The Kroger Plan will include customary licensor estoppels and will address whether Buyer will assume Seller’s license for the Kroger Branch, or whether it will execute a replacement license that will release Seller of its obligations under the existing license. The Kroger Plan will include a provision requiring either (a) that Seller’s licensor release Seller of its obligations under the license in recognition of Buyer’s purchase of the Branch or (b) that Buyer will indemnify Seller for its obligations under the existing license. Any other provision of this Agreement notwithstanding, the Closing shall be contingent upon the parties establishing and carrying out those provisions of the Plan that are to take place prior to the Closing. The parties agree to establish the Kroger Plan is a writing to be signed by each of them, with such to provide that it is thereupon incorporated by reference in this Agreement as Schedule 8.16. In the event a plan satisfactory to both Seller and Buyer is not reached, then either (i) Seller shall retain the Kroger Branch and the non-compete provisions of Section 8.13 shall be inapplicable to Seller’s operation of such Branch; or (ii) Seller may include the Accounts of the Kroger Branch with the Accounts of the other Bay City Branch and also include such in the Purchased Accounts.  In the event the Seller proceeds under subsection (ii), it will close the Kroger Branch pursuant to applicable Laws, and any Closing will be delayed in order to allow for this.

Section 8.17.                           Indenture of Lease. The Indenture of Lease for the Branch located at 4850 Bay Road either will be assigned or subleased to Buyer (with any necessary landlord consent), subject to Buyer’s indemnification of Seller for its obligations under the existing lease, or Buyer will negotiate a new lease with the landlord that will release Seller of its obligations under the existing lease. Seller’s failure to obtain the landlord’s consent shall not constitute a default of any kind under this Agreement, provided that such assignment, sublease, or new lease shall be a condition to Buyer’s obligation to close under Section 7.3.

Article 9.  Termination

Section 9.1.                                 Termination of Agreement.  Notwithstanding any other provision of this Agreement, this Agreement and the transactions contemplated hereby may be abandoned and terminated at any time before the Closing as follows:

a.                                       By mutual agreement of the parties;

b.                                      By either party if:

i.                                         The other party shall default in any material respect in the performance or observance of any covenant, agreement, provision, or duty hereunder and such default shall not be remedied within thirty (30) days after written notice from the non-defaulting party to the defaulting party;

ii.                                      Any action or proceeding before any court or other governmental body or agency shall have been instituted to restrain or prohibit the consummation of this Agreement and either Buyer or Seller shall deem it inadvisable to proceed;

iii.                                   Any regulatory authority having jurisdiction over the transactions contemplated hereby shall have issued to either party an official written notice of disapproval, denial or rejection of any application or specifying unduly burdensome conditions to approval, as reasonably determined by either party, concerning the transaction contemplated hereby; and

iv.                                  The transactions contemplated in this Agreement have not been consummated by April 30, 2007, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or has resulted in, the failure of the sale to be consummated by the date stated.

c.                                       By Buyer, within thirty (30) days of the date hereof if its due diligence review discloses significant compliance, underwriting or other material problems with the Account Loans, or Purchased Accounts which Buyer identifies in writing to Seller prior to the expiration of the thirty (30) day period and which Seller refuses to retain or is unable to cure within twenty (20) days after receiving said notice; and

d.                                      By Buyer, pursuant to Section 6.17, Section 6.21 or Section 7.6.

Notwithstanding anything in this section to the contrary, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto.

Section 9.2.                                 Responsibilities upon Termination.  Upon termination of this Agreement, each party shall bear its own costs and expenses, and neither Buyer nor Seller shall have any liability or obligation hereunder to the other, except in accordance with Buyer’s obligations under Section 8.7 and as follows:

a.                                       In the event this Agreement is terminated because of a default by either party, then the other party shall have all the rights afforded to it in law or in equity by reason of the default. By way of example, and without limiting Seller’s selection of a different remedy available to it under this Agreement, in the event the Closing does not occur on or before April 20, 2007, because of Buyer’s breach, Seller may terminate this Agreement upon written notification to Buyer. If Seller subsequently sells the Branches to any other purchaser, then Buyer shall be required to pay Seller the amount, if any, by which the Purchase Price determined by computing the deposit premium and purchase price of the fixed assets based on a Closing Date of March 23, 2007, exceeds the Purchase Price (determined by the same computation) received by Seller in such subsequent sale. Purchaser’s payment in such event shall be made in cash on or about the closing date for such subsequent sale. In the event that the Closing does not occur by March 23, 2007, because of Buyer’s breach, and Seller elects not to terminate the Agreement, then as an addition to the purchase price Buyer shall be required to pay Seller the amount, if any, by which the Purchase Price (determined by computing the deposit premium and purchase price of the fixed assets based on a Closing Date of March 23, 2007 exceeds the purchase price as otherwise determined as of the final closing date; and

b.                                      Buyer shall comply with Section 8.7 and shall not make any use for its own benefit, or for the benefit of any business or entity of Seller, or make disclosure to any third party of any confidential information, customer lists, customer information, supplier information, account data, or other information pertaining to the Branches or to any other branch operations of Seller, which was acquired from Seller in connection with the negotiation or performance of this Agreement, including but not limited to preparing for the Closing.  Buyer shall immediately return all customer lists and lists of Purchased Accounts to Seller.  Seller will treat any confidential information obtained from Buyer in the same manner.

c.                                       A party shall not be deemed to be in default should it fail to timely obtain its Regulatory Approvals, provided that (i) it sought such approval as required by Section 6.7; and (ii) any failure to timely obtain its Regulatory Approvals is cured such that the Closing occurs on or before April 30, 2007.  A party also shall not be deemed to be in default should it fail to obtain its Regulatory Approvals as a consequence of unforeseen events not covered by the representations and warranties provided in Article 4 above in the case of Seller, and Article 5 above in the case of Buyer.

Article 10.  Miscellaneous

Section 10.1.                           Entire Agreement; Assignments.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  The Agreement may not be assigned, provided that nothing in this Section 10.1 shall limit the tax deferred exchange provisions set forth in Section 10.9.

Section 10.2.                           Validity.  If any provision of this Agreement or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed severable.

Section 10.3.                           Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail to the other party as follows:

If to Seller:	TCF National Bank
401 E. Liberty Street
Ann Arbor, Michigan 48104
	Attention:	Gary L. Fineman, Senior Vice President and Regional Counsel

With a copy to:	TCF National Bank
801 Marquette Avenue South
Minneapolis, Minnesota 55402
	Attention:	Charles P. Hoffman, Jr., Senior Vice President

If to Buyer:	Independent Bank Corporation
230 West Main Street
PO Box 491
Ionia, Michigan 48846
	Attention:	Robert N. Shuster, Executive Vice President and Chief Financial Officer

With a copy to:	Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, NW
PO Box 352
Grand Rapids, Michigan 49504
	Attention:	Michael G. Wooldridge

or to such other address as the Person listed above may subsequently designate.

Section 10.4.                           Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, except where federal law is controlling.  Any disputes concerning this Agreement will be submitted to binding arbitration conducted by the American Arbitration Association (“AAA”) in Southfield, Michigan.

Section 10.5.                           Descriptive Headings.  The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.

Section 10.6.                           Parties in Interest.  This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto, their successors and assigns.  Nothing in this Agreement, express or implied, is intended to or will be deemed to confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this Agreement.

Section 10.7.                           Announcements.  Seller and Buyer hereby agree to cooperate in making public announcements or issuing press releases concerning this Agreement and the transaction contemplated herein.  No such public announcement or press release shall be made or issued without the other party’s prior review and consent.  Nothing contained herein shall prevent either of the parties at any time from furnishing any information to any governmental agency or releasing information as required by a lawful subpoena.

Section 10.8.                           Survival. All representations and warranties made by Seller and contained in this Agreement or in any Schedule, certificate, document, or written statement delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing Date. All representations and warranties made by Buyer and contained in this Agreement or in any Schedule, certificate, document, or written statement delivered pursuant to this Agreement shall survive without a time limit.

Section 10.9.                           Tax Deferred Exchange (§ 1031).  In the event, prior to the Closing, either party shall desire to restructure this transaction as a part of a tax deferred exchange, pursuant to § 1031 of the Internal Revenue Code, the parties, as an accommodation as applicable, shall enter into and execute any such amendatory documentation as may be reasonably requested; provided, however, that the accommodating party shall not incur any additional cost, expense, risk, or potential liability whatsoever on account thereof and shall be held harmless and indemnified in full by the other party in the event it incurs such costs, expenses, liabilities, or damages. The accommodating party shall have no liability to the other whatsoever in the event the subject transaction is found, held, or adjudicated not to qualify as or as a part of a tax deferred exchange pursuant to § 1031 of the Internal Revenue Code and shall be held harmless and indemnified in full by such other party.

Section 10.10.                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

(signatures on next page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by duly authorized representatives as of the day and year first above written.

INDEPENDENT BANK

By:
Robert N. Shuster
		Its:	Assistant Secretary

ATTEST:

By:
Donna L Kiley
Title:	Notary Public
INDEPENDENT BANK SOUTH MICHIGAN

By:
Robert N. Shuster
		Its:	Assistant Secretary

ATTEST:

By:
Donna L. Kiley
Title:	Notary Public
TCF NATIONAL BANK

By:
Timothy P. Bailey
		Its:	Chief Executive Officer and President

ATTEST:

By:
Charles P. Hoffman, Jr.
Title:	Senior Vice President

brach.BC.SagPA-10-26-06

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